UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 30, 2007

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Old York Road, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2006 Long-Term Incentive Plan Termination and Issuance of Dissolution Grants

Effective April 30, 2007, the Company terminated its 2006 Long-Term Incentive Plan (the "LTIP") in its entirety and cancelled all of the target units granted to the participants thereunder. In connection with such termination and cancellation, and in complete satisfaction and release of their rights and the Company’s obligations under the LTIP, each of the LTIP participants received a one-time grant of restricted common shares (each, a "Dissolution Grant") representing 50% of their respective cancelled LTIP target units. In particular, Messrs. Blumenthal, Nettina and Matey received one-time grants of 240,000, 180,000 and 108,000 restricted shares, respectively, in consideration for the cancellation of the 480,000, 360,000 and 216,000 targets units, respectively, awarded to such persons under the LTIP. The Dissolution Grants will vest, if at all, according to the following schedule: 12.5% on each of December 31, 2007 and December 31, 2008, 16.7% on each of December 31, 2009 and December 31, 2010 and 20.8% on each of December 31, 2011 and December 31, 2012, provided that any unvested Dissolution Grant shares will become vested upon a change of control of the Company. Dividends on unvested Dissolution Grant shares will accrue from the grant date and be paid on the date the Dissolution Grant shares become vested. Except as set forth in the Dissolution Grant issuance letter, a form of which is attached hereto as Exhibit 10.1 and incorporated by reference herein, if the employment of any of the Dissolution Grant recipients is terminated by the Company with or without cause or by the death, disability or voluntarily action of the recipient, all unvested Dissolution Grant shares, including accrued dividends thereon, will be forfeited. Our Chief Executive Officer, Harold W. Pote, was not a participant in the LTIP and therefore he did not receive a Dissolution Grant or any other restricted common shares in connection with the termination of the LTIP.

The LTIP was the Company’s long-term, performance-based plan in which executive officers and certain other key employees were entitled to participate. Each of the participants under the LTIP was allocated pre-determined target units, and shares of restricted common shares relating to such units were to be awarded based on the achievement of established threshold levels in the Company’s funds from operations, a non-GAAP financial measure adopted by the REIT industry. Please see our Current Report on Form 8-K dated April 27, 2005 for additional details on the LTIP.

Employment Agreement Amendments to Reduce Change in Control Severance Payment

Effective April 30, 2007, the Company's operating partnership entered into agreements with each of Glenn Blumenthal, David J. Nettina and Edward J. Matey Jr. to amend their employment agreements to reduce the aggregate amount of severance payable to them in the event their employment is terminated by the Company during a change of control period, which is defined as the period six months prior to the date on which a change of control occurs and two years following such date. If the executive is terminated by the Company for any reason other than for cause, death or permanent disability during a change of control period, under the terms of the amendments the executive will be entitled to receive, in addition to any other benefits and rights provided in the executive’s employment agreement, a severance payment equal to 2.5 multiplied by the sum of (i) the executive’s average base salary for the calendar year in which the termination occurs and the two preceding calendar years plus (ii) the average annual cash incentive bonus received by the executive for the three full fiscal year periods immediately prior to his date of termination. Prior to these amendments, the executives were entitled to a severance payment equal to 2.5 multiplied by the sum of amounts represented by clauses (i) and (ii) above plus the average value of the restricted share grants awarded to the executive over the three year period immediately preceding the executive’s date of termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

May 2, 2007	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Form of Restricted Common Shares Award Agreement (LTIP Dissolution Grant)